Exhibit 6.3

Payment and Supply Agreement

This Supply and Payment Agreement is made on March 1, 2021 (the "Effective Date") between

Bemax Inc., with its principal place of business at 625 Silver Oak Drive, Dallas GA 30132 USA (herein refer to as “Bemax”) and Prince Osarugue Odigie, with its principal place of business at 22 Altonwood PL Yonkers, NY 10710 (herein refer to as “Supplier”). The Supplier and Bemax may be referred to herein as the "Parties" or each as a "Party".

1.  Supply and Payment for Products. Supplier will supply and Bemax will pay for the supply of private label disposable baby diapers (the "Products") in accordance with the terms of this agreement.

2. Orders

1.	Purchase Orders. Bemax will submit all orders for Products to Supplier and include in each Purchase Order
a.	each Product it is ordering, identified by model or part number,
b.	the amount of each Product it is ordering,
c.	the unit price of each Product it is ordering,
d.	the location for delivery, and
e.	the delivery date, allowing reasonable time for Supplier to receive, review, and process the Purchase Order.

2.	Accepting, Modifying, Sales Invoice and Rejecting Purchase Orders

(a)   By Notice. Within five Business Days' of receiving a Purchase Order from Bemax, Supplier shall accept, reject, or propose a modification to the Purchase Order by sending Bemax written notice of its acceptance, rejection, or proposed modification.

(b)  Deemed Acceptance. If Supplier fails to notify Bemax of its acceptance, rejection, or proposed modification, Bemax shall deem that Supplier accepted the Purchase Order.

(c)	Sales Invoice. Upon acceptance of Purchase Order by Supplier or deemed acceptance by Supplier, Supplier shall issue a Sales Invoice to Bemax.

(d)   Modification of Purchase Order. Bemax may propose a modification to a Purchase Order by including in its notice to Supplier a modified Purchase Order for Supplier to accept or reject according to the acceptance and rejection procedures under paragraphs BY NOTICE and DEEMED ACCEPTANCE.

3.	Canceling Purchase Orders. Supplier may, at no expense to itself, cancel part or all of a Purchase Order up to two Business Days before the issuance of Sales Invoice by

Supplier to Bemax.

4.	Payment Terms. Bemax shall make payments of $200,000 to Supplier on or before the due date with issuance of Bemax’s Series “A” Preferred Shares. Bemax shall pay the Supplier or his assigns twenty million (20,000,000) newly issued Rule 144 restricted Series “A” Preferred Shares of

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Bemax’s preferred stock, par value $0.0001 at $0.01 per share in exchange for the amount stated on the relevant invoice issued by Supplier to Bemax On March 1, 2021 for supply of Products. This payment plan is enforceable by law, and the methods described below will be use in cases of delinquent payment. It is agreed that a payment of the total amount stated on the Sales Invoice issued by Supplier on March 1, 2021 to Bemax shall be made to Supplier by Bemax as stated on the Payment Terms on or before the due date of March 30, 2021. The entire Payment and Supply Agreement is valid till March 31, 2024.

5.	Purchase Price. Bemax will pay the total amount as stated on the Payment Terms of this Agreement to Supplier
1.	In full
2.	by March 30, 2021
3.	in immediately available Bemax’s Series “A” Preferred Shares , and
4.	in Supplier's name stated below:

Prince Osarugue Odigie 22 Altonwood PL

Yonkers, NY 10710 USA

6.	Mutual Representations
1.	Authority and Capacity. The Parties have the authority and capacity to enter into this Agreement.
2.	Execution and Delivery. The Parties have executed and delivered this Agreement.
3.	Enforceability. This Agreement constitutes a legal, valid, and binding obligation, enforceable against the parties according to its terms.
4.	No Conflicts. Neither Party is under any restriction or obligation that may affect the performance of its obligations under this Agreement.

7.	Limited Warranty
1.	Warranty. Supplier warrants that the Products
a.	will be free from material defects,
b.	are made with workmanlike quality, and
c.	will conform, within normal commercial tolerances, to the applicable specifications.
2.	Replacement Products. Subject to paragraphs on NOTICE REQUIREMENT and EXCLUSIONS directly below, Bemax's sole remedy for breach of this limited warranty will be Supplier providing Bemax with a replacement Product, at Supplier's sole expense.
3.	Notice Requirement. Supplier will only be required to replace Products under paragraph REPLACEMENT PRODUCTS if it receives written notice from Bemax of such defect or nonconformity within 90 days after delivery of the Products.
4.	Exclusions. This warranty does not extend to any Product Bemax abuses, neglects or misuses according to the applicable specifications, or to any Product Bemax has had repaired, repacked or altered by a Person other than Bemax.
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8.	Confidentiality
1.	Confidentiality Obligation. The receiving party will hold in confidence all Confidential Information disclosed by the disclosing party to the receiving party.
2.	Use Solely for Purpose. A receiving party may only use the Confidential Information according to the terms of this agreement and solely for the Purpose.
3.	Non-Disclosure. A receiving party may not disclose Confidential Information, the existence of this Agreement, the Transaction, or the Purpose to any third party, except to the extent
a.	permitted by this Agreement
b.	the disclosing party consents in writing, or
c.	required by Law.
4.	Notice. A receiving party will notify the disclosing party if it
a.	learns of any unauthorized disclosure of Confidential Information

9.	Termination
1.	Termination upon Notice. Either party may terminate this agreement for any reason upon given twenty-one business days' notice to the other party.
2.	Termination upon Breach
a.	Failure to Pay. If Bemax fails to pay when due any amount owing as stated under the Payment Terms of this Agreement and that failure continues for five business days, Supplier may terminate this agreement, with immediate effect, by giving notice to Bemax
b.	Any Other Breach. If one Party
i.	commits any material breach or material default in the performance of any obligation under this agreement other than Bemax's obligation to pay
ii.	breach or default continues for a period of Twenty-one business days after the other party delivers Notice to it reasonably detailing the breach or default,
iii.	then the other Party may terminate this agreement, with immediate effect, by giving notice to the first Party.

1.	Termination of Obligations. Subject to paragraph PAYMENT OBLIGATIONS, on termination or expiration of this Agreement, each Party's rights and obligations under this Agreement will cease immediately.
2.	Payment Obligations. Even after termination or expiration of this agreement, each Party will
a.	pay any amounts it owes to the other Party, including payment obligations for Products already produced but not delivered to Bemax, work already performed, goods already delivered, or expenses already incurred, and
b.	refund any payments received but not yet earned, including payments for work not performed, or goods not delivered, expenses forwarded.
3.	No Further Liability. On termination or expiration of this agreement, neither Party will be liable to the other Party, except for liability
a.	that arose before the termination or expiration of this agreement, or
b.	arising after the termination or expiration of this agreement and in connection with sections CONFIDENTIALITY, TAXES, or TERMINATION

10.	Limitation on Liability. Neither Party will be liable for breach-of-contract damages that are remote or speculative.
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11.	General Provisions

1.Entire	Agreement. The Parties intend that this Agreement, together with all its schedules, exhibits, and other documents that both are referenced in this agreement and refer to this Agreement,
a.	represent the final expression of the Parties' intent relating to the subject matter of this agreement,
b.	contain all the terms the Parties agreed to relating to the subject matter, and
c.	replace all of the Parties' previous discussions, understandings, and Agreements relating to the subject matter of this Agreement.
2.	Amendment. This Agreement can be amended only by a writing signed by both Parties.
3.	Assignment. Neither Party may assign this agreement or any of their rights or obligations under this Agreement without the other Party's written consent.
4.	Relationship of the Parties
a.	No Relationship. Nothing in this Agreement creates any special relationship between the Parties, such as a partnership, joint venture, or employee/employer relationship between the Parties.
b.	No Authority. Neither Party has the authority to, and will not, act as agent for or on behalf of the other Party or represent or bind the other Party in any manner.
5.	Notices
a.	Method of Notice. The Parties will give all notices and communications between the Parties in writing by (i) personal delivery, (ii) a nationally-recognized, next-day courier service, (iii) first- class registered or certified mail, postage prepaid to the address that a Party has notified to be that Party's address for the purposes of this section.
b.	Receipt of Notice. A notice given under this Agreement will be effective on
i.	the other Party's receipt of it, or
ii.	if mailed, the earlier of the other Party's receipt of it and the fifth business day after mailing it.
6.	Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.
7.	Waiver.
a.	Affirmative Waivers. Neither Party's failure or neglect to enforce any rights under this Agreement will be deemed to be a waiver of that Party's rights.
b.	Written Waivers. A waiver or extension is only effective if it is in writing and signed by the Party granting it.
c.	No General Waivers. A Party's failure or neglect to enforce any of its rights under this Agreement will not be deemed to be a waiver of that or any other of its rights.
d.	No Course of Dealing. No single or partial exercise of any right or remedy will preclude any other or further exercise of any right or remedy.
8.	Governing Law and Consent to Jurisdiction and Venue
a.	Governing Law. This Agreement, and any dispute arising out of the SUBJECT MATTER OF THE AGREEMENT, shall be governed by the laws of the State of Texas.
b.	Consent to Jurisdiction. Each Party hereby irrevocably consents to the non-exclusive jurisdiction and
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venue of any state or federal court located within the State of Texas, USA in connection with any matter arising out of this Supply and Payment Agreement or the transactions contemplated under this Supply and Payment Agreement.

9.	Counterparts
a.	Signed in Counterparts. This Agreement may be signed in any number of counterparts.
b.	All Counterparts Original. Each counterpart is an original.
c.	Counterparts Form One Document. Together, all counterparts form one single document.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives as of the Execution Date.

BEMAX, INC.

By:

Name: Taiwo Aimasiko

Title: Chief Executive Officer

Prince Osarugue Odigie

By:

Name: Prince O. Odigie Title: Supply Manager